EXHIBIT 23

                                AUDITOR'S CONSENT

We have issued our report dated March 8, 1996, accompanying the consolidated financial statements included in the Annual Report of Bayport Restaurant Group, Inc. and Subsidiaries on Form 10-K for the year ended December 25, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statements of Bayport Restaurant Group, Inc. and Subsidiaries on Form S-3 (File No. 33-68794, effective September 29, 1993 and File No. 33-61013, effective July 13, 1995) and on Form S-8 (File No. 33-63071, effective September 29, 1995, File No. 33-63067, effective September 29, 1995, File No. 33-62981, effective September 27, 1995, and File No. 33-62875, effective September 25,
1995).

/s/ GRANT THORNTON LLP

Miami, Florida
March 25, 1996